Exhibit 99.1
News Release

Contact:	Timothy A. Bienek Chief Financial Officer Affirmative Insurance Holdings, Inc. (972) 728-6318
AFFIRMATIVE INSURANCE HOLDINGS, INC. ANNOUNCES 2005 THIRD QUARTER RESULTS
ADDISON, Texas (November 10, 2005) — Affirmative Insurance Holdings, Inc. (NASDAQ: AFFM), a producer and provider of personal non-standard automobile insurance, today announced financial results for the quarter and nine months ended September 30, 2005.
       Highlights for the Company’s 2005 third quarter and nine months included:

•	Net income for the third quarter of 2005 was $6.0 million, essentially unchanged from net income reported for the third quarter of 2004; net income for the nine months ended September 30, 2005 was $19.9 million, an increase of 6.4% compared to $18.7 million for the same period last year.

•	Earnings per share for the third quarter of 2005 were $0.39 per diluted share with an annualized return on equity of 12.4%; earnings per share for the nine months ended September 30, 2005 were $1.23 per diluted share with an annualized return on equity of 13.3%.

•	Total revenues for the third quarter of 2005 were $95.8 million, an increase of 32.0% as compared to total revenue of $72.6 million for the same period of 2004; total revenues for the nine months ended September 30, 2005 were $281.7 million, an increase of 32.9% compared to $212.0 million for the same period last year.

•	Total controlled premium for the three months ended September 30, 2005 was $80.2 million, a decrease of $24.3 million, or 23.3%, as compared to $104.5 million for the same period in 2004. Total controlled premium for the nine months ended September 30, 2005 was $270.1 million, a decrease of $50.1 million, or 15.6%, as compared to $320.2 for the same period in 2004.

•	Book value per share was $13.14 as of September 30, 2005, as compared to book value per share of $12.19 as of December 31, 2004, an increase of 7.8%.
“In the third quarter we continued to achieve excellent underwriting margins in each of our markets. We successfully completed our acquisition of an underwriting agency, which allowed us to expand into the state of Michigan. Affirmative continues to maintain underwriting and pricing discipline in the increasingly competitive pricing environment, which has created a short term drag on premium growth,” said Thomas E. Mangold, chairman and CEO of Affirmative Insurance Holdings, Inc. “We remain confident that the continued execution of our product, distribution and acquisition initiatives will create superior long-term shareholder value.”
- more -

Third Quarter Financial Results
Third quarter 2005 consolidated net income was $6.0 million or $0.39 per diluted share, essentially unchanged from net income of $6.0 million or $0.37 per diluted share for the same period in 2004. Weighted average diluted shares for the third quarter of 2005 were 15.2 million compared to 16.2 million for the same quarter of the prior year.
Consolidated revenues for the three months ended September 30, 2005 were $95.8 million, an increase of $23.2 million, or 32.0%, as compared to revenues of $72.6 million for the three months ended September 30, 2004. The increase in consolidated revenues was primarily due to increased retention of gross premiums written and increased invested assets in the insurance company operations. The increased capitalization of the insurance companies from the proceeds of the Company’s initial public offering in July of 2004 and the issuance of trust preferred securities in December 2004 have enabled the Company to increase its retention of total controlled premium at July 2004, and again at January 2005. For the three months ended September 30, 2005, the Company retained 90.7% of its total controlled premium, as compared to 67.3% in the same period of the prior year.
Total controlled premium for the three months ended September 30, 2005 was $80.2 million, a decrease of $24.3 million, or 23.3%, as compared to $104.5 million for the same period in 2004. In the Retail distribution channel, total controlled premium decreased $5.6 million, or 17.9%, to $25.4 million in the third quarter of 2005, as compared to $31.0 million for the same period in 2004, principally due to decreases in the Midwest and Texas retail operations as a result of increased advertising competition, partially offset by production in the Florida retail operation, which was acquired in December of 2004. In the Independent Agency distribution channel, total controlled premium decreased $3.6 million, or 7.7%, to $43.0 million, from $46.6 million for the same period in 2004 primarily due to decreases in the Florida and Texas underwriting agencies as a result of increased price competition and planned reductions in the amount of business written in Miami-Dade County, partially offset by production in the Michigan underwriting agency, which was acquired in July of 2005. Total controlled premium from unaffiliated underwriting agencies decreased $15.2 million, or 56.3%, to $11.8 million in the third quarter of 2005, from $27.0 million in the third quarter of 2004, primarily due to the run-off of programs in California, as well as run-off of programs in Alabama, Georgia, and Utah. The unaffiliated underwriting agencies that we contract with in Alabama, Georgia and Utah have received regulatory approval for licensing of their insurance companies from these states and are transitioning policies to their insurance companies.
Revenues from agency operations for the third quarter of 2005 increased 0.3% to $42.3 million with a pretax margin of 11.8%, compared to revenues of $42.2 million with a pretax margin of 16.5% for the third quarter of 2004. Net income from agency operations decreased 24.0% to $3.0 million from $4.0 million in the same quarter of the prior year.
Revenues from insurance company operations for the third quarter of 2005 were $85.6 million, an increase of 47.3% as compared to third quarter 2004 revenues of $58.1 million. The combined ratio for the third quarter of 2005 was 94.5% as compared to 94.4% for the third quarter of 2004. Net income from insurance company operations increased 59.7% to $3.9 million from $2.4 million in the same quarter of the prior year.
Nine Months Financial Results
For the nine months ended September 30, 2005 consolidated net income was $19.9 million or $1.23 per diluted share, up 6.4% from $18.7 million or $1.42 per diluted share for the same period in 2004. Weighted average diluted shares for the first nine months of 2005 were 16.2 million shares compared to 13.2 million for the same period last year.
Consolidated revenues for the nine months ended September 30, 2005 were $281.7 million, an increase of $69.7 million or 32.9%, compared to $212.0 million for the nine months ended September 30, 2004. The increase in consolidated revenues was primarily due to increased retention of gross premiums written and increased invested assets in the insurance company operations. The Company retained 92.4% of its total controlled premiums for the nine months ended September 30, 2005, as compared to 49.5% for the same period of 2004.
- more -

Total controlled premium for the nine months ended September 30, 2005 was $270.1 million, a decrease of $50.1 million, or 15.6%, as compared to $320.2 for the same period in 2004. In the Retail distribution channel, total controlled premium decreased $5.2 million, or 5.5%, to $90.8 million, as compared to $96.0 million for the same period in 2004, primarily due to decreases in the Midwest and Texas retail operations as a result increased advertising competition, partially offset by acquisitions of retail stores in Florida and Texas. In the Independent Agency distribution channel, total controlled premium decreased $16.0 million, or 11.3%, to $125.9 million compared to $142.0 million for the same period of 2004, due to decreases in the Florida underwriting agency as a result of increased price competition and planned reductions in the amount of business written in Miami-Dade County, as well as decreased production in the Texas and Midwest underwriting agencies as a result of increased price competition. These decreases were partially offset by production in the Michigan underwriting agency that was acquired in July of 2005. Total controlled premium from unaffiliated underwriting agencies decreased $28.7 million, or 35.0%, to $53.4 million as compared to $82.2 million for the same period of the prior year, primarily due to the run-off of programs in California, Alabama, Georgia and Utah.
Revenues for the first nine months of 2005 for agency operations were $131.4 million, an increase of $6.3 million, or 5.0%, as compared to $125.1 million of revenues for the same period of 2004. Pretax margin for the nine months ended September 30, 2005 was 14.6%, as compared to the 17.1% for the nine months ended September 30, 2004. Net income from agency operations for the nine months ended September 30, 2005 was $11.8 million, a decrease of 8.4% from $12.9 million for the same period last year.
Revenues from insurance company operations for the nine months ended September 30, 2005 were $246.8 million, an increase of $83.0 million, or 50.6% from the $163.8 million for the nine months ended September 30, 2004. The combined ratio for the first nine months of 2005 was 94.9% compared to 94.1% for the same period of 2004. Net income for the nine months ended September 30, 2005 was $10.5 million, an increase of $3.6 million, or 51.8%, as compared to net income of $6.9 million for the nine months ended September 30, 2004.
Recent Events
Affirmative announced on October 7, 2005, the appointment of Katherine C. Nolan as president, Retail Division, succeeding George M. Daly, who resigned from the company effective November 30, 2005. Ms. Nolan remains an executive vice president of Affirmative Insurance Holdings, Inc.
On October 11, 2005, Affirmative announced that A.M. Best Co. had affirmed the financial strength rating of B+ (Very Good) for Affirmative Insurance Group and assigned issuer credit ratings of “bb-” to Affirmative Insurance Holdings, Inc. and “bbb-” to its insurance companies. All rating outlooks were changed from stable to positive.
Also on October 11, 2005, Affirmative said it had experienced negligible losses from Hurricane Rita. Pre-tax losses estimated to be less than $100,000 were attributable to the third quarter of 2005. In addition, the Company’s preliminary estimates losses from Hurricane Wilma are expected to be less than $50,000, which will be attributable to the fourth quarter of 2005.
On October 28, 2005 and pursuant to Section 14(f) of the Securities Exchange Act of 1934 and Rule 14f-1 thereunder, the Company filed with the U.S. Securities and Exchange Commission a Schedule 14f-1 (“Information Statement”) regarding a planned change of majority in directors of its board. Consistent with such filing, ten days from the date of mailing of the Information Statement, Lucius E. Burch, III, Mark E. Pape and Mark E. Watson, Jr. resigned as directors of the Company. Messrs Thomas E. Mangold, Thomas C. Davis and Paul Z. Zucconi and Ms. Suzanne T. Porter remain as directors of the Company after such resignations and pursuant to a resolution of the Board, increased the number of members of the board from seven to nine and filled the five resulting vacancies on the Board by appointing the following five individuals who, following inquiry by the Board, were designated by New Affirmative: Kevin R. Callahan, Nimrod T. Frazer, David L. Heller, Avshalom Y. Kalichstein, and Michael J. Ryan.
- more -

Guidance and Supplemental Information
Based on its current expectations of market conditions, Affirmative is confirming its guidance for 2005 and estimates full year earnings to be in the range of $1.55 to $1.70 per diluted share. This guidance is based on 15.9 million diluted shares, and does not include the impact from any acquisitions that may occur in the future.
To provide a more complete understanding of Affirmative’s financial results, the Company has posted supplemental financial data on the investor relations portion of the Company’s Web site, www.affirmativeholdings.com. The data pertains to third quarter financial results for 2004 and 2005.
Conference call
Affirmative will hold a conference today, Thursday, November 10, at 11:00 a.m. Eastern, 10:00 a.m. Central. Following a brief presentation, participants will have the opportunity to ask questions. To participate in the call, dial 866-362-4666 (international dial 617-597-5313) ten minutes before the conference call begins and use passcode 22871926.
A real-time audio webcast of the conference call will also be available. To listen to the live webcast, select the webcast icon from the investor relations section of Affirmative’s Web site www.affirmativeholdings.com at least 10 minutes before the start of the call in order to register, download and install any necessary audio software. Individuals accessing the audio webcast will be “listen only” and will not have the ability to participate in the Q&A session.
A digital replay will be available approximately one hour after the conclusion of the call. Interested individuals can access the webcast replay at www.affirmativeholdings.com, by clicking on the webcast link. The webcast replay will be available for 30 days after the call. Phone replay will be available through November 17, 2005, and may be accessed by dialing 888-286-8010 (international dial 617-801-6888), then enter passcode 41031157.
About Affirmative Insurance Holdings, Inc.
Headquartered in Addison, Texas, Affirmative Insurance Holdings, Inc., is a producer and provider of personal non-standard automobile insurance policies to individual consumers in highly targeted geographic markets. Affirmative currently offers products and services in 12 states, including Texas, Illinois, California and Florida.
Forward-Looking Statements Disclosure
Certain information in this news release and other statements or materials are not historical facts but are forward-looking statements relating to such matters as: assumed future results of the Company’s business; financial condition; liquidity; results of operations; plans; and objectives. In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, the Company provides the following cautionary remarks regarding important factors which, among others, could cause the Company’s actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company’s forward-looking statements. The risks and uncertainties that may affect the operations, performance, results of the Company’s business, and the other matters referred to above include, but are not limited to: general volatility of the non-standard personal automobile and reinsurance markets; the market price of our common stock; changes in business strategy; severe weather conditions; availability, terms and deployment of capital; the degree and nature of competitor product and pricing activity; changes in the non-standard personal automobile insurance industry, interest rates or the general economy; identification and integration of potential acquisitions; claims experience; availability of qualified personnel; and the loss of one or more members of the Company’s management team.
- more -
(financial tables follow)

Affirmative Insurance Holdings, Inc.
Consolidated Statements of Operations — Unaudited
(dollars in thousands, except per share data)

	Three months ended		Nine months ended
	September 30,		September 30,
	2005	2004	2005	2004
Revenues
Net premiums earned	$77,544	$50,328	$222,921	$141,276
Commissions and fees	16,819	21,436	54,711	69,308
Net investment income	1,447	799	4,057	1,389
Realized gains (losses)	5	11	11	(9)

Total revenues	95,815	72,574	281,700	211,964

Expenses
Losses and loss adjustment expenses	46,347	35,468	142,131	95,325
Policy acquisition and operating expenses	38,732	26,397	105,283	84,528
Interest expense	1,124	135	2,499	526

Total expenses	86,203	62,000	249,913	180,379

Net income before income taxes, minority interest and equity interest in unconsolidated subsidiaries	9,612	10,574	31,787	31,585
Income tax expense	3,408	4,150	11,266	11,668
Minority interest, net of income taxes	217	274	576	581
Equity interest in unconsolidated subsidiaries, net of income taxes	—	173	—	596

Net income	$5,987	$5,977	$19,945	$18,740

Net income per common share — Basic	$0.40	$0.38	$1.25	$1.43

Net income per common share — Diluted	$0.39	$0.37	$1.23	$1.42

Weighted average shares — Basic	14,893,310	15,931,171	15,978,852	13,072,295
Weighted average shares — Diluted	15,165,677	16,181,166	16,231,333	13,237,835
- more -

Affirmative Insurance Holdings, Inc.
Condensed Consolidated Balance Sheets
(dollars in thousands)

	September 30,	December 31,
	2005	2004
	(Unaudited)
Assets
Fixed maturities — available for sale	$178,776	$157,666
Short-term investments	480	1,995

	179,256	159,661
Cash and cash equivalents	45,099	24,096
Fiduciary and restricted cash	24,063	16,267
Premiums and fees receivable	126,143	107,411
Commissions receivable	7,925	11,890
Receivable from reinsurers	39,889	75,403
Deferred acquisition costs	26,757	19,118
Other assets	112,352	107,074

Total assets	$561,484	$520,920

Liabilities and Stockholders’ Equity
Liabilities
Reserves for losses and loss adjustment expenses	123,845	93,030
Unearned premium	106,995	90,695
Amounts due reinsurers	27,804	43,167
Deferred revenue	28,101	24,478
Other liabilities	78,909	64,244

Total liabilities	365,654	315,614

Stockholders’ equity
Common stock	169	168
Additional paid-in capital	152,773	151,752
Treasury stock	(28,000)	—
Accumulated other comprehensive income (loss)	(1,221)	251
Retained earnings	72,109	53,135

Total stockholders’ equity	195,830	205,306

Total liabilities and stockholders’ equity	$561,484	$520,920

# # #